Exhibit 99.1

FOR IMMEDIATE RELEASE

April 28, 2005

Craig R. Smith and Eddie N. Moore, Jr. Elected

to the Owens & Minor Board of Directors as New Members

Richmond, VA....Owens & Minor (NYSE-OMI) announced today that Craig R. Smith, president and chief operating officer of Owens & Minor, and Eddie N. Moore, Jr., president of Virginia State University, have been elected by the company’s shareholders to the Owens & Minor board of directors for three-year terms expiring in 2008. Smith, 53, was recently named the company’s incoming chief executive officer, effective July 1, 2005, replacing G. Gilmer Minor, III, who will remain as chairman of the board of directors.

Smith and Moore were elected to fill vacancies left by two retiring directors, Vernard W. Henley, who has reached the company’s mandatory retirement age after serving the company for 12 years; and Henry A. Berling, who recently retired as the company’s executive vice president after more than 40 years service to Owens & Minor.

“Please join with me in welcoming Craig Smith and Eddie Moore to the board,” said Minor. “Both gentlemen have demonstrated exceptional talents that will contribute to our success as we move our company forward. I also want to acknowledge the great contribution made by our two retiring directors, Vernard Henley and Henry Berling, and to thank them for their unselfish efforts on behalf of our shareholders through the years.”

Other members of the board who were re-elected to terms expiring in 2008 include, G. Gilmer Minor, III, chairman and chief executive officer of Owens & Minor; J. Alfred Broaddus, Jr., retired president of the Federal Reserve Bank of Richmond; and Peter S. Redding, retired president and chief executive officer of Standard Register Company.

Smith, who was named President and Chief Operating Officer in 1999, joined Owens & Minor in 1989 as the Los Angeles division vice president. He then served as group vice president, western region; senior vice president, distribution and information systems; and executive vice president, distribution and information systems. He was promoted to executive vice president and chief operating officer in 1995. Prior to joining Owens & Minor, Smith was the Los Angeles Division operations manager for National Healthcare, a company Owens & Minor acquired in 1989. A native of California, Smith has a Bachelor of History degree from the University of Southern California. He also completed the executive program at the Colgate Darden School of Business Administration at the University of Virginia. Smith is an active volunteer in his community and industry. He is a member of the board of trustees of the National Committee for Quality Healthcare. He is a member of the board of visitors for Saint Gertrude High School, Richmond, Virginia, and also a member of the board of directors of Imagistics International Inc., a leading provider of document imaging solutions.

Moore, 57, is president of Virginia State University. Prior to assuming this position in 1993, Moore served as state treasurer for the Commonwealth of Virginia, heading up the Department of Treasury and serving on fifteen state boards and authorities. Moore entered the public sector in 1985 as the Commonwealth of Virginia’s assistant controller for accounting and reporting. In 1988, he was appointed controller for the College of William and Mary and served concurrently as treasurer of its endowment association. Before entering the public sector, Moore directed major accounting and budgeting functions during his 14-year tenure with Gulf Oil Corporation. Moore currently serves as vice chairman of the board and chairman of the Finance Committee of the Central Intercollegiate Athletic Association. He also serves on the boards of the Virginia Board of Agriculture, Universal Corporation, Vantagepoint Funds, the Virginia Center for Innovative Technology and the Virginia Historical Society.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations and the federal government. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

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CONTACT: Trudi Allcott, Manager, Investor Communications, 804-935-4291; or truitt.allcott@owens-minor.com